CONTRIBUTION AGREEMENT

This Contribution Agreement (the “Agreement”) is dated as of August 8, 2023 (the “Effective Date”), between LICT Corporation (“LICT” or the “Contributor”) and MachTen, Inc. (“SPINCO” or “Contributee”). As used herein, LICT on the one hand, and SPINCO, on the other hand, are sometimes referred to individually as a “Party”, or together, as “Parties”.

WHEREAS, SPINCO is a wholly-owned subsidiary of LICT that has been incorporated for the sole purpose of, and has not engaged in activities except in preparation for, the Distribution (as defined below); and

WHEREAS, LMT Holding Corporation (“LMT Holding”) is a wholly-owned subsidiary of LICT, recently distributed to LICT pursuant to the terms of that certain Distribution Agreement with Brighton Communications Corporation, dated and effective immediately prior to the execution and effectiveness of this Agreement; and

WHEREAS, the Board of Directors of LICT has determined that it is in the best interests of LICT and its stockholders to (i) separate and contribute (the “Contribution”) LMT Holding, and each of LMT Holding’s indirect wholly-owned operating subsidiaries, Upper Peninsula Telephone Company (“UPTC”), Michigan Central Broadband Company, LLC (“MCBC”), and Alpha Communications Limited, Inc. (“Alpha”) to SPINCO in exchange for (x) 3,172,407 shares of SPINCO Common Stock, or such amount as may be necessary for LICT to retain 100% ownership of SPINCO (the “SPINCO Common Stock”), and (y) an amount of proceeds equal to $15 million (the “Cash Proceeds”), to be taken from that certain a senior secured revolving credit facility to be incurred by LMT Holding (after it is contributed to SPINCO hereunder and converting from a corporation to a single-member limited liability company wholly owned by SPINCO) (clause (x) and (y) collectively, the “Consideration”) from Co-Bank ACB (the “Revolver”), and (ii) distribute to LICT stockholders, by means of a pro rata dividend, 81% of the issued and outstanding shares of common stock of SPINCO (the “Distribution”), with 19% of the issued and outstanding shares of common stock of SPINCO to be retained by LICT; and

WHEREAS, LICT will transfer the Cash Proceeds to its stockholders and/or one or more LICT creditors (the “Boot Purge”) in connection with the Contribution and Distribution; and

WHEREAS, for United States federal and state income tax purposes, it is intended that (i) the Contribution and the Distribution, taken together, qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the Distribution qualify as a tax-free transaction under Sections 355(a) and 361(c) of the Code (in each case, qualifying for such treatment under the corresponding provisions of state law), and (iii) the Boot Purge qualify as money distributed to LICT’s stockholders and/or one or more LICT’s creditors in connection with the reorganization described in clause (i) for purposes of Section 361(b) of the Code (collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.    CONTRIBUTION

1.1.            Transfer of LMT Holding. Subject to the terms and conditions hereof, the Contributor hereby assigns and transfers to Contributee, and Contributee hereby accepts the shares of LMT Holding (the “Shares”).

1.2.            Legal Title. The Parties agree that the Contributor shall assign and transfer the Shares to the Contributee in accordance with all applicable laws on the Effective Date. To the extent the transfer of the legal ownership of the Shares cannot be effectuated on the Effective Date: (i) the beneficial rights on the Shares shall nonetheless be transferred to the Contributee on the Effective Date pursuant to Section 1.3 and (ii) the Parties shall cause the completion of the transfer of legal ownership as soon as possible thereafter.

1.3.            Beneficial Rights. As of the Effective Date: (a) the Contributor shall convey, assign, transfer and deliver to the Contributee and the Contributee shall acquire and accept all of the Contributor’s economic rights and interest in and to the Shares; and (b) the Contributee shall assume all of the Contributor’s economic risk, encumbrances and obligations with respect to the ownership of the Shares.

1.4.            Rights and Obligations. The Contributor’s economic rights and interest in and to the Shares include all voting rights, all rights to dividends payable as of the Effective Date with respect to the Shares (whether or not accrued or declared as of the Effective Date), all liquidation distributions with respect to Shares, and all other income, profits, and gains arising from, attributable to, or inuring to the benefit of Shares as of the Effective Date. The Contributor’s economic risk, encumbrances and obligations with respect to the ownership of the Shares include all liabilities, whether known, unknown, fixed or contingent, attributable to or arising from ownership of the Shares, and include all risk of economic loss with respect to the Shares. Without limitation of the foregoing: (a) in the event the Contributor retains any voting rights with respect to Shares, the Contributor shall exercise such voting rights as shall be directed to it by the Contributee and will furthermore at first request of the Contributee execute an instrument of proxy or other document which enables the Contributee or its representative to attend and vote at any meeting of LMT Holding; (b) in the event the Contributor receives any income, profits, or gains attributable to the Shares, or any property with respect to the Shares, or any proceeds from the disposition of part or all of the Shares (other than to the Contributee) as of the Effective Date, it shall do so for and on behalf of the Contributee and shall immediately transfer all such income, profits, gains, property or disposition proceeds to the Contributee within 10 days of receipt (together with interest thereon at an arm's length rate from the date of receipt); and (c) the Contributee shall indemnify the Contributor from and against all losses attributable to holding legal title to the Shares within 10 days of notification of any such loss (together with interest thereon at an arm's length rate from the date of receipt).

1.5.            Additional Action. The Parties agree to provide for any and all necessary notifications and registrations and to sign any and all documents which may be required in order to effectuate the assignment and transfer of the Shares. The Parties also agree to perform any and all acts that may be deemed necessary or useful in connection with the aforesaid as may be required under the applicable laws.

SECTION 2.    CONSIDERATION

2.1.            Transfer of Consideration. Subject to the terms and conditions hereof, in exchange for the Contribution, the Contributee hereby issues and transfers to the Contributor, and the Contributor hereby accepts, 3,172,407 shares of SPINCO Common Stock (the “Stock Consideration”), and the Contributee shall pay the Contributor the Cash Proceeds substantially concurrently with or shortly after the Distribution.

2.2.            Legal Title. The Parties agree that the Contributee shall issue and transfer the Stock Consideration to the Contributor in accordance with all applicable laws on the Effective Date. To the extent the transfer of the legal ownership of the Stock Consideration cannot be effectuated on the Effective Date: (i) the beneficial rights on the Stock Consideration shall nonetheless be transferred to the Contributor on the Effective Date pursuant to Section 2.3 and (ii) the Parties shall cause the completion of the transfer of legal ownership as soon as possible thereafter.

2.3.            Beneficial Rights. As of the Effective Date: (a) the Contributee shall issue, transfer and deliver to the Contributor and the Contributor shall acquire and accept all of the economic rights and interest in and to the Stock Consideration; and (b) the Contributor shall assume all of economic risk, encumbrances and obligations with respect to the ownership of the Stock Consideration.

2.4.            Rights and Obligations. The economic rights and interest in and to the Stock Consideration include all voting rights, all rights to dividends payable with respect to the Stock Consideration, all liquidation distributions with respect to the Stock Consideration, and all other income, profits, and gains arising from, attributable to, or inuring to the benefit of the Stock Consideration as of the Effective Date. The economic risk, encumbrances and obligations with respect to the ownership of the Stock Consideration include all liabilities, whether known, unknown, fixed or contingent, attributable to or arising from ownership of the Stock Consideration, and include all risk of economic loss with respect to the Stock Consideration.

2.5.            Additional Action. The Parties agree to provide for any and all necessary notifications and registrations and to sign any and all documents which may be required in order to effectuate the assignment and transfer of the Consideration. The Parties also agree to perform any and all acts that may be deemed necessary or useful in connection with the aforesaid as may be required under the applicable laws.

SECTION 3.    FORMALITIES

3.1.            The Parties agree to do and execute or arrange for doing and executing of any necessary act, document, notification or other thing to implement and carry out the transactions contemplated hereby, including the assignment and transfer of the Shares and the SPINCO Common Stock.

3.2.            By signing this Agreement, LMT Holding acknowledges and, to the extent necessary, approves the assignment and transfer of the Shares to the Contributee as of the Effective Date.

3.3.            The Contributor and the Contributee instruct, when appropriate, LMT Holding to register on the Effective Date, in their name and on their behalf, the assignment and transfer of the relevant Shares in the relevant register or books of LMT Holding.

3.4.            The Parties acknowledge that any director or officer of LMT Holding is empowered to perform any operation or act which might be necessary or useful for the performance and the execution of this Agreement and/or the assignment and transfer of the Shares or the SPINCO Common Stock.

SECTION 4.    MISCELLANEOUS

4.1.            Costs. Each of the Parties shall bear its own costs, charges and other expenses of whatever nature whether relating to the negotiation or the preparation or the performance of this Agreement.

4.2.            Waiver. The failure of either Party to enforce the provisions of this Agreement at any time, or the failure of one Party to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the entitlement of either Party to enforce each and every such provision.

4.3.            Assignment. Neither Party may assign or delegate this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld.

4.4.            Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be as effective as if all signatures on the counterparts were on a single copy of this Agreement.

4.5.            Amendment and Additions. Amendments and additions to the provisions of this Agreement may be made at any time only by written agreement duly executed by both Parties.

4.6.            Severability. If any provision of this Agreement is or becomes unenforceable or invalid, at any time and under any legislation, statute, precedent, rule or regulation, in any jurisdiction in which the Parties are located or in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable. The Parties shall negotiate in good faith in order to come to a mutual agreement on a substitute, valid and enforceable provision which most nearly affects the Parties’ intent in entering into this Agreement.

4.7.            Headings. The heading of articles contained in this agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

4.8       Intended Tax Treatment. The Parties agree to file all income tax returns in a manner consistent with the Intended Tax Treatment.

SECTION 5.    APPLICABLE LAW – DISPUTE SETTLEMENT

5.1.            Applicable law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

5.2.            Choice of jurisdiction. The Parties hereby consent to the jurisdiction and accept the venue of the courts of the State of Delaware and/or of the United States Federal Courts having jurisdiction to settle any dispute arising from or connected with this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

LICT CORPORATION

By:	/s/ Stephen J. Moore
Name: Stephen J. Moore
Title: Vice President – Finance

MACHTEN, INC.

By:	/s/ Daniel Miller
Name: Daniel Miller
Title: Chief Executive Officer

for acknowledgment and, to the extent necessary, approval OF THE ASSIGNMENT AND TRANSFER OF THE SHARES:

By executing this Agreement, the below accepts and acknowledges the assignment and transfer of the Shares from the Contributor to the Contributee, takes notice of the terms thereof, and undertakes to complete any and all necessary action pursuant to Section 3.

LMT HOLDING CORPORATION

By:	/s/ Stephen J. Moore
Name: Stephen J. Moore
Title: President